Exhibit 10.49

Confidential Treatment Requested.

Certain material (indicated by asterisks) has been omitted from this document and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ADDENDUM TO THE

FOURTH AMENDMENT TO THE

CREDIT CARD AGREEMENT

ARTICLE XX

RECOURSE CREDIT PROGRAM

20.1                           Recourse Credit Program

(a)                                  Overview.  From time to time, NMG may request that the Bank approve an Application that Bank would otherwise decline under the Program (“Recourse Application Request”), or increase the credit limit on an Account beyond the credit line that Bank would otherwise approve under the Program (“Recourse Credit Line Request”).  If such requests are within a range of acceptable creditworthiness, as solely determined by NMG’s Vice President of Credit Risk or NMG’s Director of Credit Operations, then the Bank will approve the requests subject to the terms and conditions set forth in this Article XX.  Any other Recourse Credit Line Requests may be added as Recourse Accounts, provided there is a mutual agreement between NMG and the Bank.  Thereafter, the underlying account (“Recourse Account”) will be segregated into a portfolio of recourse accounts (collectively the “Recourse Portfolio”).

(b)                                 NMG Obligations

(i)                                  Obligation to Purchase.  NMG understands and acknowledges that Bank would no approve any Recourse Requests or any Recourse Credit Line Requests if NMG had not promised to comply with all of the terms and conditions set forth in this Article XX.  In exchange for Bank’s approval of such requests, NMG agrees to purchase any Recourse Account from Bank that:  (A) becomes [***] days past due; (B) is held by a Cardholder who is deceased; or (C) is included in any bankruptcy proceedings; or (D) is included in any probate proceeding (referred to collectively hereafter as “Recourse Events”).  NMG agrees to purchase each such Recourse Account from Bank for the full balance due at the time of the purchase, including earned finance charges and fees (“Purchase Price’).  NMG agrees to pay the Purchase Price to Bank within [***] days after receiving written notice from Bank of the occurrence of a Recourse Event.

(ii)                                  Additional Procedures.  NMG shall follow any procedures requested by Bank for the Recourse Portfolio.  Those procedures are subject to change form time to time by Bank upon [***] days prior written notice to NMG.

(iii)                               Performance.  NMG shall be obligated under this Article XX for Recourse Accounts without requiring any actions or proceedings to be taken by Bank against the Cardholder(s).  NMG expressly waives the benefit of any notice from Bank of modification of the Recourse Account terms and agrees that, prior to any purchase demand by Bank, Bank may, without releasing the liability of NMG hereunder, extend the time for making any payment, waive or extend the performance of any agreement or otherwise waive, amend, extend or modify any agreement or terms governing Recourse Accounts.  Bank may proceed against NMG directly and independently of Cardholder(s), as Bank may elect.

(c)                                  Bank Obligations

(i)                                     Assignment.  Upon payment to Bank of the Purchase Price for any Recourse Account, Bank shall assign all rights, title and interest in such Recourse Account to NMG.  Thereafter, NMG will bear all liability and risk of loss associated with such Recourse Account, without warranty by or recourse or liability to Bank, and NMG shall have the sole right to collect all amounts payable under the assigned Recourse Account.  NMG agrees that Bank may deduct past due amounts NMG owes to Bank for Recourse Accounts hereunder from any amounts Bank owes to NMG under the Agreement.

(ii)                                  Forwarding Payments.  If Bank receives a payment on a Recourse Account after it has been purchased by NMG, Bank will forward to NMG the equivalent sums for such payment received.  Bank will forward such amounts to NMG on monthly basis.

(iii)                               Reports.  Bank agrees to provide NMG with reporting on the status of all Recourse Accounts (“Delinquency Report”) not less than monthly.  The Delinquency Report shall include the total number of Recourse Accounts in the Recourse Portfolio, the aggregate dollar amount of the Recourse Accounts in the Recourse Portfolio, the percentage of the total Program receivables that are comprised of Recourse Accounts, and an itemized accounting of the delinquency level of each Recourse Account.

(d)                                 Termination.  Bank may discontinue the addition of new Recourse Accounts to the Recourse Portfolio at any time, upon [***] days prior written notice to NMG.  In addition, upon termination of the Agreement, or receipt or delivery of notice of termination by any Party, Bank may immediately cease the approval of further Recourse Application Requests and Recourse Credit Line Requests.  In such case, the rights and obligations of the Parties with respect to Recourse Accounts established before the effective date of termination will not be affected.

20.2                        Recourse Accounts

(a)                                  Criteria.  At a minimum, applicants must be a minimum of [***] of age at the time of application to be approved for a Recourse Account.

(b)                                 Cardholder Terms.  The terms and conditions of all Recourse Accounts shall be the terms and conditions applicable to the Account type set forth on Schedule 3.2(e) of the Agreement.

(c)                                  Reversals.  All Recourse Accounts will be included in the Finance Charge Reversal Percentage calculations and the Late Fee Reversal Percentage calculations made by the Parties under the Agreement.

(d)                                 Interest Free Accounts.  All Recourse Accounts will be subject to the interest free requirements set forth in Section 4.11 of the Agreement.

20.3                        Recourse Portfolio

(a)                                  Portfolio Cap.  If, at any time, the aggregate dollar amount of the Recourse Portfolio Agreement equals or exceeds [***] of Bank’s receivables for the total Program, then Bank may suspend the addition of new Accounts to the Recourse Portfolio until the aggregate dollar amount of the Recourse Portfolio falls below the cap and Bank consents to continue the addition of new Recourse Accounts to the Recourse Portfolio.

(b)                                 Removals from Recourse Portfolio.  In the event a Cardholder pays the entire balance owed on a Recourse Account, Bank may in its sole discretion at any point thereafter remove such Recourse Account from the Recourse Portfolio and treat it as a regular Account.  Accordingly, if, and from time to time, any such Recourse Account is removed from the Recourse Portfolio, the Account shall no longer be deemed a Recourse Account or subject to the terms of this Article XX.

(c)                                  Annual Review.  At the end of each Program Year, Bank will review the performance of the Recourse Portfolio.  If, as a result of such review, Bank determines that any Recourse Accounts should be removed from the Recourse Portfolio, the Parties will discuss such determination and negotiate such removal in good faith.